UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 9/10/2008

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

Delaware	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On September 10, 2008, Constar International Inc. (the “Company”) was given notice by the NASDAQ Stock Market that for 30 consecutive trading days the Company’s common stock had not maintained a minimum market value of publicly held shares of $15 million as required for continued listing as set forth in Marketplace Rule 4450(b)(3) (the “Rule”). This calculation excludes shares held by officers, directors, and holders of 10% or more of the Company’s outstanding Common Stock.

This notification has no effect on the listing of the Company’s Common Stock at this time. However, in accordance with Marketplace Rule 4450(e)(1), the Company is being provided 90 calendar days, or until December 10, 2008, to regain compliance with the Rule. If at any time prior to such date the market value of the Company’s publicly held shares is $15 million or more for ten consecutive trading days, the Nasdaq staff will provide written notification that the Company has achieved compliance. If compliance with the Rule cannot be demonstrated by December 10, 2008, the Nasdaq staff will provide written notification to the Company that its securities will be delisted from the NASDAQ Global Market. At that time, the Company may appeal the Staff’s determination to a Listing Qualifications Panel.

The full text of the Company’s press release concerning its receipt of a notice of deficiency from The NASDAQ Stock Market is furnished with this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated September 16, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: September 16, 2008	By:	/s/ Walter S. Sobon
Walter S. Sobon
Executive Vice President and Chief Financial Officer